Exhibit 99.1

HUDSON TECHNOLOGIES Appoints Stephen P. Mandracchia to Board of Directors

pearl river, ny – SEPTEMBER 1, 2020 – Hudson Technologies, Inc. (NASDAQ: HDSN) (the “Company”) today announced the appointment of Stephen P. Mandracchia to its Board of Directors. Mr. Mandracchia fills the Board vacancy resulting from the passing of Kevin J. Zugibe in June 2020.

Mr. Mandracchia, who beneficially owns approximately 3.5% of the Company, is a founder of Hudson Technologies and previously served the Company as Vice President Legal and Regulatory from August 2003 until May 2019 and as Secretary from 1995 until May 2019. Mr. Mandracchia has worked in a variety of capacities with the Company since 1993 and from May 2019 through August 2020, was a consultant to Hudson. He was a member of the law firm of Martin, Vandewalle, Donohue, Mandracchia & McGahan until 1995, having been associated with the firm since 1983. Mr. Mandracchia graduated Magna Cum Laude from Manhattan College, where he earned a BS degree in Biology, and received his JD from St. John’s School of Law. He is a member of the New York State Bar, and is admitted to practice in the U.S. District Court for the Southern and Eastern Districts of New York and in the 2nd Circuit U.S. Court of Appeals. Mr. Mandracchia is the brother-in-law of Kevin Zugibe, former Chariman & Chief Executive Officer of Hudson Technologies.

Brian F. Coleman, Chairman of the Board, President and Chief Executive Officer of Hudson Technologies commented, “We are pleased to announce Steve’s addition to the Board. As a Company founder, whose distinguished career includes 25 years in senior management at Hudson, Steve is uniquely suited to provide valuable counsel and expertise as we work to drive continued growth. We are confident that his knowledge, perspective and experience relative to our industry and our Company, will result in significant contributions to the Board and to the continued evolution of Hudson’s business.”

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable solutions for optimizing performance and enhancing reliability of commercial and industrial chiller plants and refrigeration systems. Hudson's proprietary RefrigerantSide® Services increase operating efficiency, provide energy and cost savings, reduce greenhouse gas emissions and the plant’s carbon footprint while enhancing system life and reliability of operations at the same time. RefrigerantSide® Services can be performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies. Hudson also offers SMARTenergy OPS®, which is a cloud-based Managed Software as a Service for continuous monitoring, Fault Detection and Diagnostics and real-time optimization of chilled water plants. In addition, the Company sells refrigerants and provides traditional reclamation services for commercial and industrial air conditioning and refrigeration uses. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, the ability to meet financial covenants under existing credit facilities, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, the impact of the current COVID-19 pandemic, and other risks detailed in the Company's 10-K for the year ended December 31, 2019 and other subsequent filings with the Securities and Exchange Commission. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau IMS Investor Relations (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & CEO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com